Exhibit 99.1

Investor Update – October 7, 2008

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This report includes actual and forecasted operational and financial information for our subsidiaries Alaska Airlines, Inc. (Alaska) and Horizon Air Industries, Inc. (Horizon). Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less the cash we receive from hedge counterparties for hedges that settle during the period, offset by the premium expense that we recognize. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information

This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Some of these risks include increased competition, significant fuel costs, general economic conditions, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, terrorist attacks, seasonal fluctuations in our financial results, an aircraft accident, laws and regulations, and government fees and taxes. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - THIRD QUARTER RESULTS

We currently expect to report an adjusted profit for the third quarter. However, as a result of the significant decline in crude oil prices since the end of the second quarter, we expect to record approximately $220 million in mark-to-market loss on the value of our fuel hedge portfolio. This loss combined with other special items in the third quarter as noted in this Investor Update will result in a significant third quarter loss on a GAAP basis.

ALASKA AIRLINES – MAINLINE

Capacity Guidance and Impact of Capacity Reductions

In our previous update, we forecast a 6.5% to 7% decline and a 10% decline in capacity (as measured by available seat miles) for the fourth quarter 2008 and first quarter 2009, respectively. Due to expected aircraft delivery delays in connection with the Boeing strike, we now expect capacity to be down between 7% and 8% in the fourth quarter 2008 and between 10% and 12% in the first quarter 2009. For the full year 2009, we expect capacity to be down 8% compared to 2008. Plans for the full year of 2009 are subject to change.

Since August 1, we have reduced the number of non-union management employees by approximately 5% (or 80 employees), roughly half through the elimination of open positions and half through layoffs. Additionally, we announced on September 12, 2008 a further reduction of 850 to 1,000 employees from operational work groups in response to our capacity reductions noted above.

September 2008 Statistics

	September 2008	Change Y-O-Y	Q3 2008	Change Y-O-Y
Capacity (ASMs in millions)	1,888	(5.0)%	6,306	(0.8)%
Traffic (RPMs in millions)	1,430	0.2%	5,012	(1.1)%
Revenue passengers (000s)	1,295	(6.9)%	4,533	(7.1)%
Load factor*	75.8%	4.0 pts	79.5%	(0.2) pts

*percentage of available seats occupied by fare-paying passengers

Actual revenue and fuel cost information is not yet available for September. However, information for the first two months of the third quarter is as follows:

	July and August 2008	Change Y-O-Y
RASM (cents)	13.21	1.1%
Passenger RASM (cents)	12.25	1.4%
Raw fuel cost ($ in millions)	$244.1	60.7%
Raw fuel cost/gallon	$4.02	70.3%
Economic fuel expense ($ in millions)	$214.5	49.1%
Economic fuel cost/gallon	$3.53	58.3%

Given the 1.4% increase in Passenger RASM in the two-month period and the 4-point increase in load factor in September, we expect our PRASM for the third quarter to be approximately 3%-4% higher than the third quarter of 2007.

Advance Booked Load Factors

	October	November	December
Point Change Y-O-Y	+1 pt	-1 pt	+5 pts

During the fourth quarter, capacity as measured by ASMs is expected to decline by 5% in October and 9% in both November and December as compared to the same months in the fourth quarter of 2007.

ALASKA AIRLINES – MAINLINE (continued)

Forecast Information

	Forecast Q3 2008	Change Y-O-Y	Forecast FY 2008	Change Y-O-Y
Capacity (ASMs in millions)	6,306	(0.8)%	24,200	0%
Cost per ASM excluding fuel, fleet transition charges, and restructuring charges (cents)*	7.2	0%	7.5 – 7.6	0% - 1%

Fuel Gallons (000,000)	86	(7)%	335	(5)%
Economic fuel cost per gallon**	$3.37	51%	N/A	N/A

*For Alaska, our forecast of mainline cost per ASM excluding fuel and special items is based on forward-looking estimates, which may differ from actual results.

**Because of the volatility of fuel prices, actual amounts may differ significantly. We are unable to forecast economic fuel cost per gallon for the full year 2008. Additionally, we expect third quarter mark-to-market losses of approximately $180 million related to hedge accounting. This will cause our fuel cost on a GAAP basis to be significantly higher than our economic fuel cost.

Other Third Quarter Items

Fleet Transition

As disclosed previously, Alaska has four MD-80 aircraft under long-term leases. As these aircraft cease operating, we will have charges reflecting the aggregate lease payments and maintenance obligations remaining under the lease terms. Two of these aircraft were retired and placed in a storage facility during the second quarter, and the other two were retired at the end of August. We recorded a charge of $21.5 million during the third quarter associated with the retirement of these two aircraft.

Changes in Mileage Plan Program

Earlier this year, we announced a number of changes to our Mileage Plan program, effective November 1, 2008, in an effort to improve the program’s economics. For example, we:

—	added a $25 fee for booking Mileage Plan award travel on partner airlines,
—	increased award levels for our round-trip “Coach Saver” award to 25,000 from 20,000,
—	expanded our 15,000-mile “Intra-Alaska” award levels in coach to an “Intra-State” award,
—	increased award miles needed for “Peak” travel;
—	and introduced a three-tier award level structure.

We also changed our Mileage Plan miles expiration policy so that accounts (with certain exceptions) with no mileage activity for two years will become inactive and the miles will be deleted. This change was implemented during the third quarter of 2008. As a result of the change, there was a reduction in the number of miles outstanding and thus a reduction in our obligation to provide award trips to inactive Mileage Plan members. Because of this reduction, Alaska recorded a benefit of $42 million in the third quarter, which will be included in other revenue. Based on the third quarter capacity of 6,306 million ASMs, RASM for the third quarter will be positively impacted by 0.7 cents. We also expect that the policy change will result in an increase in Mileage Plan revenues in future periods, although by a lesser amount.

Restructuring Charges

We expect to record a $3 million to $4 million charge in the third quarter of 2008 for severance payments and medical benefits for employees impacted by the capacity reductions discussed above. We expect further charges in the fourth quarter as employees accept early-out packages. At this time, we are unable to estimate the amount of the charge that will be recorded in the fourth quarter.

ALASKA – PURCHASED CAPACITY

Alaska has Capacity Purchase Agreements (CPAs) with Horizon for certain routes and with a third party for service between Anchorage and Dutch Harbor, AK.

September 2008 Statistics (Horizon CPA)

The following data represents only the Horizon CPA flying as that flying represents approximately 95% of Alaska’s total purchased capacity.

	September 2008	Change Y-O-Y	Q3 2008	Change Y-O-Y
Capacity (ASMs in millions)	109	(6.8)%	375	(2.3)%
Traffic (RPMs in millions)	78	(11.4)%	292	(5.3)%
Load factor*	71.6%	(3.5)pts	77.9%	(2.6)pts

*Percentage of available seats occupied by fare-paying passengers

Revenue information is not yet available for September. However, purchased capacity unit revenues for the first two months of the third quarter were as follows:

	July and August 2008	Change Y-O-Y
Passenger RASM (cents)	21.68	3.8%

Given the 3.8% increase in Passenger RASM in the two-month period, the improving yields in these markets, and the 3.5-point decline in load factor in September, we expect our PRASM for the third quarter to be 3% to 4% higher than the third quarter of 2007.

Advance Booked Load Factors

	October	November	December
Point Change Y-O-Y	-6 pts	-3 pts	+1 pt

During the fourth quarter, capacity as measured by ASMs is expected to decline by 15% in both October and November and 18% in December as compared to the same months in the fourth quarter of 2007.

Forecast Information (Horizon CPA)

	Forecast Q3 2008	Change Y-O-Y	Forecast FY 2008	Change Y-O-Y
Capacity (ASMs in millions)	375	(2.3)%	1,400	3%
Cost per ASM (cents)*	22.2	8%	22.1 – 22.2	4% – 5%

* Costs associated with the Horizon CPA agreement are eliminated in consolidation

HORIZON AIR

Capacity Guidance and Impact of Capacity Reductions

As announced previously, we currently expect fourth quarter 2008 capacity (as measured by available seat miles) to decline approximately 20% compared to the fourth quarter of 2007. We also expect capacity in the first quarter of 2009 to be 14% to 15% lower than in the first quarter of 2008. Currently, our expectation is that full-year 2009 capacity will decline by approximately 9%, although plans for the full year have not been finalized.

As a result of our Q200 transition and 2008 capacity reductions, we have taken or will be taking the following staffing actions during the third and fourth quarters of 2008:

—	A voluntary early-retirement package has been accepted by a small number of pilots, resulting in a third-quarter charge of approximately $0.7 million.
—

We expect to furlough approximately 40 pilots in November. This action is not expected to result in any significant financial charge. We anticipate a small number of additional pilot furloughs late in the fourth quarter of 2008 and early first quarter 2009 in response to the capacity reductions.

—	Early-out programs, unpaid leaves, and attrition will mitigate reductions through furloughs in other work groups.

September 2008 Statistics

	September 2008	Change Y-O-Y	Q3 2008	Change Y-O-Y
Capacity (ASMs in millions)	277	(17.2)%	945	(12.8)%
Traffic (RPMs in millions)	201	(15.7)%	721	(13.9)%
Revenue passengers (000s)	584	(4.3)%	1,989	(5.5)%
Load factor*	72.6%	1.3 pts	76.3%	(0.9) pts

*Percentage of available seats occupied by fare-paying passengers

Actual revenue and fuel cost information is not yet available for September. However, information for the first two months of the third quarter is as follows:

	July and August 2008	Change Y-O-Y
System RASM (cents)	21.63	15.7%
Raw fuel cost ($ in millions)	$48.9	69.2%
Raw fuel cost/gallon	$4.02	66.1%
Economic fuel expense ($ in millions)	$42.8	56.2%
Economic fuel cost/gallon	$3.52	53.7%

Given the 15.7% increase in system RASM in the two-month period and the 1.3-point increase in load factor in September, we expect RASM for the third quarter to be 16% to 17% higher than the third quarter of 2007.

HORIZON AIR – (continued)

Line-of-Business Information

Horizon’s line-of-business traffic and revenue information for the first two months of the third quarter is presented below. In CPA arrangements, Horizon is (or was, as is the case with the Frontier CPA that ended in November 2007) insulated from market revenue factors and is guaranteed contractual revenue amounts based on operational capacity. As a result, yield and load factor information is not presented. Horizon bears the revenue risk in its brand flying markets. Revenue from the Alaska CPA is eliminated in consolidation.

July and August 2008

	Capacity Mix			Load Factor			Yield			RASM
	Actual (millions)	Change Y-O-Y	Current % Total	Actual	Point change Y-O-Y		Actual		Change Y-O-Y	Actual		Change Y-O-Y
Brand Flying	402	3.4%	60%	76.0%	(1.4)	pts	28.00	¢	6.1%	21.72	¢	4.3%
Alaska CPA	266	(0.1)%	40%	NM	NM		NM		NM	21.51	¢	8.9%
Frontier CPA	—	(100.0)%	—%	NM	NM		NM		NM	—		NM
System Total	668	(10.9)%	100%	77.7%	(2.2)	pts	27.49	¢	18.8%	21.63	¢	15.7%

Advance Booked Load Factors

	October	November	December
Point Change Y-O-Y	-1 pt	-2 pts	+3 pts

During the fourth quarter, capacity as measured by ASMs is expected to decline by 22%, 21% and 16% in October, November, and December, respectively, as compared to the same months in the fourth quarter of 2007.

Forecast Information

	Forecast Q3 2008	Change Y-O-Y	Forecast FY 2008	Change Y-O-Y
Capacity (ASMs in millions)	945	(12.8)%	3,600 – 3,650	(9)%
Cost per ASM excluding fuel (cents)*	13.7 – 13.8	1% – 2%	14.8 – 14.9	1% – 2%
Fuel Gallons (000,000)	17	0%	67	4%
Economic fuel cost per gallon**	$3.39	48%	N/A	N/A

*For Horizon, our forecast of cost per ASM excluding fuel and special items is based on forward-looking estimates, which may differ from actual results.

**Because of the volatility of fuel prices, actual amounts may differ significantly. We are unable to forecast economic fuel cost per gallon for the full year 2008. Additionally, we expect third quarter mark-to-market losses of approximately $40 million related to hedge accounting. This will cause our fuel cost on a GAAP basis to be significantly higher than our economic fuel cost.

AIR GROUP - OTHER INFORMATION

Future Fuel Hedge Positions

	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel
Third Quarter 2008	50%	$78
Fourth Quarter 2008	50%	$77
Remainder of 2008	50%	$78

First Quarter 2009	50%	$108
Second Quarter 2009	50%	$108
Third Quarter 2009	45%	$106
Fourth Quarter 2009	30%	$107
Full Year 2009	44%	$107

First Quarter 2010	24%	$114
Second Quarter 2010	19%	$113
Third Quarter 2010	12%	$120
Fourth Quarter 2010	12%	$112
Full Year 2010	17%	$114

First Quarter 2011	6%	$113
Full Year 2011	1%	$113

Cash and Share Count

(in millions)	September 30, 2008	December 31, 2007
Cash and marketable securities	$1,067	$823
Common shares outstanding	36.208	38.051

Given the current market volatility, we are evaluating the fair value of our cash and marketable securities portfolio to determine if any of the securities held are impaired. Based on our current estimates, we expect to record a charge of less than $5 million in the third quarter to write down the value of certain securities deemed to have “other-than-temporary” impairment. However, our evaluation is not yet complete and the amount of the charge could change.

Capital Expenditures

Total capital expenditures for 2008 are expected to be as follows (in millions):

	Total 2008 Estimate

	Aircraft-related	Non-aircraft	Total
Alaska	$390	$75	$465
Horizon	100	5	105
Total Air Group	$490	$80	$570

Firm Aircraft Commitments

	Q4 2008	2009	2010	Thereafter	Total
Alaska (B737-800)	6	6	6	3	21
Horizon (Q-400)	3	11	—	—	14
Totals	9	17	6	3	35

In addition to the firm orders noted above, Alaska has options to acquire 45 additional B737-800s and Horizon has options to acquire 20 Q400s. See the discussion below regarding the potential impact of the current Boeing strike and the possible deferral of Q400 aircraft on these commitments.

AIR GROUP – (continued)

Impact of Boeing Strike

Due to the machinist strike at Boeing, Alaska may experience delays in the delivery of some of our 737-800 aircraft. The timing of the six aircraft scheduled for delivery in the fourth quarter is uncertain and dependent on the duration of the strike. Our capacity expectations are also subject to change based on the timing of these aircraft deliveries.

Potential Deferral of Q-400 Deliveries

Horizon is in discussions with Bombardier about deferring the 11 Q400 aircraft deliveries scheduled for 2009 and retiming them to coincide with the successful remarketing and transition out of the CRJ-700 aircraft. Horizon still plans to take delivery of the three Q400s originally scheduled for the fourth quarter of this year.

Projected Fleet Count (subject to Boeing strike and possible deferral of Q400 deliveries)

	Actual Fleet Count				Expected Fleet Activity
Alaska	Seats	Dec. 31, 2006	Dec. 31, 2007	Sept. 30, 2008	Q4 Changes	Dec. 31, 2008	2009 Changes	Dec. 31, 2009***
737-200	—	2	—	—	—	—	—	—
737-400F*	—	1	1	1	—	1	—	1
737-400C*	72	—	5	5	—	5	—	5
737-400	144	39	34	32	—	32	(4)	28
737-700	124	22	20	20	—	20	(1)	19
737-800	157	15	29	40	6	46	6	52
737-900	172	12	12	12	—	12	—	12
MD-80	140	23	14	—	—	—	—	—
Totals		114	115	110	6	116	1	117

	Actual Fleet Count				Expected Fleet Activity
Horizon	Seats	Dec. 31, 2006	Dec. 31, 2007	Sept. 30, 2008	Q4 Changes	Dec. 31, 2008	2009 Changes	Dec. 31, 2009
Q200	37	28	16	7	(7)	—	—	—
Q400	74-76	20	33	34	3	37	11	48
CRJ-700**	70	21	21	20	(2)	18	(18)	—
Totals		69	70	61	(6)	55	(7)	48

*F=Freighter; C=Combination freighter/passenger

** The planned CRJ fleet at December 31, 2008 and 2009 is subject to change as we finalize the fleet exit plan and is dependent on our ability to remarket these aircraft.

*** The expected fleet count at December 31, 2009 for Alaska is subject to change as we finalize the capacity reduction and aircraft utilization plan.

Effective Income Tax Rate

We base our estimated effective income tax rate on expected full-year pre-tax results calculated in accordance with Generally Accepted Accounting Principles. Because of the large mark-to-market losses resulting from the decline in the value of our fuel hedge portfolio, fleet transition and restructuring charges, and the impact of the Mileage Plan change all described above, there will be significant differences between our third quarter GAAP results and our adjusted results. We expect the effective tax rate on our adjusted pre-tax third quarter results to be between 40% and 45%.